Exhibit 99.3

COMBIMATRIX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,382	$2,727
Short-term investments	—	1,000
Accounts receivable, net of allowance for doubtful accounts of $234 and $232	4,177	3,351
Supplies	443	599
Prepaid expenses and other assets	170	174

Total current assets	7,172	7,851
Property and equipment, net	537	597
Other assets	30	30

Total assets	$7,739	$8,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$884	$542
Accrued liabilities	1,281	1,147
Current portion, long-term debt	63	100

Total current liabilities	2,228	1,789
Capital lease obligations, net of current portion	122	50
Deferred rent	115	145

Total liabilities	2,465	1,984

Commitments and contingencies (Notes 6 and 7)

Stockholders’ equity:
Convertible preferred stock; $0.001 par value; 5,000,000 shares authorized; Series F - 8,000 shares authorized; 14 and 969 issued and outstanding	—	—
Common stock; $0.001 par value; 50,000,000 shares authorized; 2,938,992 and 2,673,756 shares issued and outstanding	15	15
Additional paid-in capital	109,403	109,068
Accumulated other comprehensive loss	—	—
Accumulated deficit	(104,144)	(102,589)

Total stockholders’ equity	5,274	6,494

Total liabilities and stockholders’ equity	$7,739	$8,478

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Diagnostic services	$3,977	$3,211	$11,949	$9,190
Royalties	35	37	91	137

Total revenues	4,012	3,248	12,040	9,327

Operating expenses:
Cost of services	1,614	1,476	4,754	4,327
Research and development	90	88	260	380
Sales and marketing	967	1,055	3,005	3,532
General and administrative	1,930	1,450	5,449	4,562
Patent amortization and royalties	25	25	75	75

Total operating expenses	4,626	4,094	13,543	12,876

Operating loss	(614)	(846)	(1,503)	(3,549)

Other income (expense):
Interest income	7	7	18	19
Interest expense	(3)	(17)	(13)	(52)

Total other income (expense)	4	(10)	5	(33)

Net loss	$(610)	$(856)	$(1,498)	$(3,582)

Deemed dividend from issuing Series F convertible preferred stock and warrants	$—	$—	$—	$(1,877)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	—	—	—	(656)
Deemed dividend from issuing and modifying Series E convertible preferred stock and warrants	—	—	—	890

Net loss attributable to common stockholders	$(610)	$(856)	$(1,498)	$(5,225)

Basic and diluted net loss per share	$(0.21)	$(0.38)	$(0.52)	$(2.38)
Deemed dividend from issuing Series F convertible preferred stock	—	—	—	(1.25)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	—	—	—	(0.44)
Deemed dividend from issuing and modifying Series E convertible preferred stock	—	—	—	0.59

Basic and diluted net loss per share attributable to common stockholders	$(0.21)	$(0.38)	$(0.52)	$(3.48)

Basic and diluted weighted average common shares outstanding	2,925,580	2,253,834	2,867,860	1,502,680

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(610)	$(856)	$(1,498)	$(3,582)
Unrealized gain on available-for-sale investments	—	—	—	2

Total comprehensive loss	$(610)	$(856)	$(1,498)	$(3,580)

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Net loss	$(1,498)	$(3,582)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	181	195
Non-cash stock compensation	508	591
Provision for bad debts	509	302
Changes in assets and liabilities:
Accounts receivable	(1,335)	(855)
Supplies, prepaid expenses and other assets	160	(35)
Accounts payable, accrued expenses and other	480	23

Net cash flows from operating activities	(995)	(3,361)

Investing activities:
Purchases of property and equipment	(30)	(148)
Proceeds from sale of property and equipment	19	—
Purchase of available-for-sale investments	(1,499)	(4,998)
Sale of available-for-sale investments	2,499	8,248

Net cash flows from investing activities	989	3,102

Financing activities:
Repurchase of certain Series A, B, C and E common stock warrants	(230)	—
Proceeds from issuance of Series F convertible preferred stock and common stock warrants	—	8,000
Costs from issuance of Series F convertible preferred stock and common stock warrants	—	(1,064)
Repurchase of Series E convertible prefered stock and dividends	—	(2,842)
Repayments of long-term debt	(109)	(143)

Net cash flows from financing activities	(339)	3,951

Change in cash and cash equivalents	(345)	3,692
Cash and cash equivalents, beginning	2,727	653

Cash and cash equivalents, ending	$2,382	$4,345

Non-cash financing activities:
Property and equipment purchased under capital lease	$142	$23

Adjustments to paid-in capital and retained earnings from change in accounting principle	$57	$—

Deemed dividends from issuing Series E convertible preferred stock	$—	$(890)

Deemed dividends from issuing Series F convertible preferred stock	$—	$1,877

Accrued property and equipment	$—	$9

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. OVERVIEW AND BACKGROUND

CombiMatrix Corporation (the “Company,” “we,” “us” and “our”) was originally incorporated in October 1995 as a California corporation and later reincorporated as a Delaware corporation in September 2000. In December 2002, we merged with, and became a wholly owned subsidiary of Acacia Research Corporation (“Acacia”). In August 2007, we split-off from Acacia and became publicly traded on The NASDAQ Stock Market. As a result of the split-off, we ceased to be a subsidiary of, or affiliated with, Acacia.

Description of the Company

We are a family health-focused clinical molecular diagnostic laboratory specializing in pre-implantation genetic screening, prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders. We strive to provide best-in-class clinical laboratory support to healthcare professionals, allowing them to maximize the clinical utility of their patients’ test results and to optimize patient care. Our testing focuses on advanced technologies, including single nucleotide polymorphism (“SNP”) chromosomal microarray analysis, next generation sequencing, fluorescent in situ hybridization and high resolution karyotyping. Our approach to testing is to offer sophisticated technology along with high-quality clinical support to our ordering physicians and their patients. Our laboratory facilities and corporate headquarters are located in Irvine, California.

We also own a one-third minority interest in Leuchemix, Inc. (“Leuchemix”), a private drug development company focused on developing a series of compounds to address a number of oncology-related diseases.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, certain information and notes required by generally accepted accounting principles in annual financial statements have been omitted or condensed. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2016, as reported by us in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2017. The year-end consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The consolidated financial statements include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair statement of our financial position as of September 30, 2017, and results of operations and cash flows for the interim periods presented. The results of operations for the three and nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the entire year.

Going Concern Analysis

We have a history of incurring net losses and net operating cash flow deficits. We also incur expenses from deploying new technologies and from continuing to develop new and improving existing commercial diagnostic testing services and related technologies. As a result, these conditions raise substantial doubt regarding our ability to continue as a going concern beyond twelve months from the date of this filing. As of September 30, 2017, we had cash, cash equivalents and short-term investments of $2.4 million. Also, the combination of continued revenue and cash reimbursement growth we have experienced over the past several quarters, coupled with improved gross margins and cost containment of expenses leads management to believe that it is probable that our cash resources will be sufficient to meet our cash requirements for current operations through and beyond the first quarter of 2018, when we anticipate achieving cash flow break-even status (excluding merger-related expenses). If necessary, management also believes that it is probable that external sources of debt and/or equity financing could be obtained based on management’s history of being able to raise capital coupled with current favorable market conditions. As a result of both management’s plans and current favorable trends in improving cash flow, we believe the initial conditions which raised substantial doubt regarding our ability to continue as a going concern have been alleviated. Therefore, the accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, there can be no assurance that our operations will become profitable or that external sources of financing, including the issuance of debt and/or equity securities, will be available at times and on terms acceptable to us, or at all.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. While we believe in the viability of our strategy to generate sufficient revenue and cash reimbursement, control costs and our ability to raise additional funds if necessary, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, generate sufficient revenues and cash reimbursement and to control operating expenses.

Risks

Our business operations are also subject to certain risks and uncertainties, including:

•	market acceptance of our services;

•	technological advances that may make our services obsolete or less competitive;

•	increases in operating costs, including costs for supplies, personnel and equipment;

•	variability in third-party reimbursement of our tests;

•	the availability and cost of capital; and

•	governmental regulation that may restrict our business.

Our services are concentrated in a highly competitive market that is characterized by rapid technological advances, frequent changes in customer requirements and evolving regulatory requirements and industry standards. Failure to anticipate or respond adequately to technological advances, changes in customer requirements, changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of planned services, could have a material adverse effect on our business and operating results.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and our wholly owned and majority-owned subsidiaries. Investments for which we possess the power to direct or cause the direction of the management and policies, either through majority ownership or other means, are accounted for under the consolidation method. Material intercompany transactions and balances have been eliminated in consolidation. Investments in companies in which we maintain an ownership interest of 20% to 50% or exercise significant influence over operating and financial policies are accounted for under the equity method. The cost method is used where we maintain ownership interests of less than 20% and do not exercise significant influence over the investee.

Revenue Recognition. We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been performed, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

Service revenues from providing diagnostic tests are recognized when the testing process is complete and test results are reported to the ordering physician or clinic. These diagnostic services are billed to various payors, including third-party commercial insurance companies, healthcare institutions, government payors including various state Medicaid programs, and individuals. We report revenues from contracted payors based on a contractual rate, or in the case of state Medicaid contracts, published fee schedules for our tests. We report revenues from non-contracted payors based on the amounts expected to be collected. The differences between the amounts billed and the amounts expected to be collected from non-contracted payors are recorded as contractual allowances to arrive at net recognized revenues. The expected revenues from non-contracted payors are based on the historical collection experience of each payor or payor group, as appropriate, and also take into account recent collection trends. In each reporting period, we review our historical collection experience for non-contracted payors and adjust our expected revenues for current and subsequent periods accordingly. We also recognize additional revenue from actual cash payments that exceed amounts initially recognized, in the period the payments are received. Because a substantial portion of our revenues is from non-contracted third-party payors, it is likely that we will be required to make adjustments to accounting estimates with respect to contractual allowances in the future, which may positively or adversely affect our results of operations. In all cases described above, we report revenues net of any applicable statutory taxes collected from customers, as applicable. No single customer exceeded 10% of revenues for any of the periods presented.

Cash Equivalents and Short-Term Investments. We consider all highly liquid investments purchased with original maturities of three months or less when purchased to be cash equivalents. Short-term investments consist of fixed income investments with maturities between three and 12 months and other highly liquid investments that can be readily purchased or sold using established markets. These investments are classified as available-for-sale and are reported at fair value on our consolidated balance sheet. Unrealized holding gains and losses are reported within comprehensive loss in the consolidated statements of comprehensive loss. Fair value is based on available market information including quoted market prices, broker or dealer quotations or other observable inputs. If a decline in the fair value of a short-term investment below our cost basis is determined to be other than temporary, such investment is written down to its estimated fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. To-date, no permanent impairment charges have been realized or recorded.

Fair Value Measurements. We measure fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. We utilize a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

• Level 1:	Observable market inputs such as quoted prices in active markets;

• Level 2:	Observable market inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

• Level 3:	Unobservable inputs where there is little or no market data, which require the reporting entity to develop its own assumptions.

We classify our cash equivalents within the fair value hierarchy as Level 1 as these assets are valued using quoted prices in active markets for identical assets at the measurement date. We classify short-term investments within the fair value hierarchy as Level 2, primarily utilizing broker quotes in a non-active market for valuation of these investments. Financial instruments that contain valuation inputs that are not readily determinable from active markets or from similar securities trading in active markets, such as derivative financial instruments, are classified within the fair value hierarchy as Level 3.

Impairment of Long-Lived Assets. Long-lived assets and intangible assets are reviewed for potential impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

is recorded. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows.

Derivative Financial Instruments. We evaluate financial instruments for freestanding or embedded derivatives. Derivative instruments that do not qualify for permanent equity classification are recorded as liabilities at fair value, with changes in value recognized as other income (expense) in the consolidated statements of operations in the period of change. Derivative liabilities are categorized as either short-term or long-term based upon management’s estimates as to when the derivative instrument may be realized or based upon the holder’s ability to realize the instrument.

Concentration of Credit Risks. Cash and cash equivalents are invested in deposits with certain financial institutions and may, at times, exceed federally insured limits. We have not experienced any significant losses on our deposits of cash and cash equivalents. We do not believe that we are exposed to significant credit risk on cash and cash equivalents or on our short-term investments. Accounts receivable from Insurance Carrier A of $601,000, Carrier B of $497,000 and Carrier C of $459,000 each exceeded 10% of our total accounts receivable balance as of September 30, 2017. Accounts receivable from Insurance Carrier B of $441,000 exceeded 10% of our total accounts receivable balance as of December 31, 2016.

Substantially all of the components and raw materials used in providing our testing services, including array slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source. Although we believe that alternative sources for those components and raw materials are available, any supply interruption in a sole-sourced component or raw material might result in up to a several-month production delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified.

Accounts Receivable and Allowance for Doubtful Accounts. For our contracted third-party payors, governmental payors or direct-bill customers, accounts receivable are stated at principal amounts and are primarily comprised of amounts contractually due from customers for services performed. For our non-contracted customers, accounts receivable are stated at amounts expected to be collected based on historical collection experience with the third-party payor. The payment realization cycle for certain governmental and commercial insurance payors can be lengthy, involving denial, appeal and adjudication processes, and is subject to periodic adjustments that may be significant. Accounts receivable are periodically written off when identified as uncollectible after appropriate collection efforts have been exhausted. Such write-offs increase the contractual allowances (which reduce revenues) for those accounts in the period of adjustment. Collection of governmental, private health insurer, and client receivables are generally a function of providing complete and correct billing information to the insurers and clients within the filing deadlines required by each payor.

Collection of receivables due from patients and private-pay clients is generally subject to increased credit risk due to credit-worthiness or inability to pay. For these customers, an allowance for doubtful accounts is recorded for estimated uncollectible amounts, and involves significant assumptions and judgments. Specifically, the allowance for doubtful accounts is adjusted periodically and is principally based upon specific identification of past due or disputed accounts. We also review the age of receivables to assess our allowance at each period end. Additions to the allowance for doubtful accounts are charged to bad debt expense as a component of general and administrative expenses in the consolidated statements of operations.

Stock-Based Compensation. The compensation cost for all employee stock-based awards is measured at the grant date, based on the fair value of the award, and is recognized as an expense, on a straight-line basis, over the employee’s requisite service period (generally the vesting period of the equity award) which is generally four years. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. The fair value of each restricted stock unit (“RSU”) award is based on the number of shares granted and the closing price of our common stock as reported on The NASDAQ Capital Market on the date of grant.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued guidance regarding employee share-based payment accounting. The guidance is intended to simplify several areas of accounting for share-based

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

compensation arrangements, including the income tax impact, classification on the statement of cash flows and provides the choice for companies to estimate forfeitures during the vesting period of an award or recognize forfeitures at the time an award is canceled and forfeited. The standard became effective and was implemented by us on January 1, 2017. We elected to change our policy regarding forfeitures to recognize when an award is canceled and forfeited rather than estimating forfeitures up front. The impact from implementing this policy was to reduce retained earnings and increase additional paid-in capital by $57,000.

Stock-based compensation expense for all periods presented attributable to our functional expense categories from stock option and RSU awards vesting during the periods presented were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cost of services	$9	$14	$27	$34
Research and development	—	—	—	—
Sales and marketing	16	19	50	63
General and administrative	137	153	431	494

Total non-cash stock compensation	$162	$186	$508	$591

Net Loss Per Share. Basic and diluted net loss per share has been computed by dividing the net loss by the weighted average number of common shares issued and outstanding during the periods presented. Options and warrants to purchase common stock as well as preferred stock convertible into shares of common stock are anti-dilutive and therefore are not included in the determination of the diluted net loss per share. The following table reflects the excluded dilutive securities:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Common stock options	62,697	66,687	62,697	66,687
Restricted stock units	98,049	59,000	98,049	59,000
Common stock warrants	2,578,455	2,701,754	2,578,455	2,701,754
Series F preferred stock convertible into common stock	3,582	436,662	3,582	436,662

Excluded potentially dilutive securities	2,742,783	3,264,103	2,742,783	3,264,103

Segments. We have determined that we operate in one segment for financial reporting purposes.

Recent Accounting Pronouncements. In July 2017, the FASB issued an accounting standards update regarding earnings per share, distinguishing liabilities from equity and derivatives and hedging. Part 1 of the update addresses the complexity of accounting for certain financial instruments with down-round features, such as anti-dilution provisions of common stock warrant contracts that can require liability classification and subsequent mark-to-market accounting for these securities. As a result of this update, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock, which means that derivative accounting treatment and liability classification are no longer required. The amendment requires the effect of a down round feature to be treated as a dividend and as a reduction of income available to common shareholders when computing basic earnings per share when the feature is triggered. In addition, convertible instruments with embedded conversion options that have down-round features are now subject to the specialized guidance for contingent beneficial conversion features, including related EPS guidance. Part II of the update addresses certain content that is pending or deferred and has no accounting effect. The amendments in Part I of the update are effective for all public entities for the first interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted. We do not expect the adoption of this update to have a material impact on our consolidated financial statements.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

In February 2016, the FASB issued a new accounting standard regarding leases, which requires lessees to recognize on their balance sheets a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The standard also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. The standard is effective for us beginning January 1, 2019, and we are currently evaluating the impact that this standard will have on our consolidated financial statements.

In May 2014, the FASB issued new accounting guidance regarding revenue recognition from contracts with customers, which when effective will supersede existing revenue recognition requirements and will eliminate most industry-specific guidance from GAAP. The core principle of the new guidance is to require an entity to recognize as revenue the amount that reflects the consideration to which it expects to be entitled in exchange for goods or services as it transfers control to its customers. The new guidance requires additional qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. An entity can apply the new guidance retrospectively to each prior reporting period presented (i.e., the full retrospective method) or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. As originally issued, the new revenue recognition standard would be effective for us beginning January 1, 2017. However, in 2015, the FASB voted to defer the effective date of the new guidance for one year. We have nearly completed our detailed assessment of the impact that this guidance will have on our consolidated financial statements, with additional analysis currently ongoing. Based on our current assessment, we expect the majority of the amounts that have historically been recognized as bad debt expense, primarily related to patient responsibility, will be reflected as a reduction of the transaction price originally recognized and therefore as a reduction in revenue. We will adopt the new guidance beginning January 2018.

3. CASH AND SHORT-TERM INVESTMENTS

As of September 30, 2017, we held $2.4 million in cash, cash equivalents and short-term investments, which are reported at fair value. Cash, cash equivalents and short-term investments consisted of the following as of September 30, 2017 and December 31, 2016 (in thousands):

	As of September 30, 2017				As of December 31, 2016
		Unrealized		Fair Value		Unrealized		Fair Value
	Cost	Gains	Losses		Cost	Gains	Losses
Cash and money market securities	$2,382	$—	$—	$2,382	$2,727	$—	$—	$2,727
Commercial paper	—	—	—	—	500	—	—	500
Certificates of deposit	—	—	—	—	500	—	—	500

	$2,382	$—	$—	$2,382	$3,727	$—	$—	$3,727

There were no realized gains or losses for the periods ended September 30, 2017 or 2016.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

4. FAIR VALUE MEASUREMENTS

The following table summarizes, for each major category of financial assets measured on a recurring basis, the respective fair value at September 30, 2017 and December 31, 2016 and the classification by level of input within the fair value hierarchy defined above (in thousands):

		Fair Value Measurements
September 30, 2017	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$1,346	$1,346	$—	$—
Short-term investments	—	—	—	—

Cash equivalents	$1,346	$1,346	$—	$—

		Fair Value Measurements
December 31, 2016	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$1,735	$1,735	$—	$—
Short-term investments	1,000	—	1,000	—

Cash equivalents	$2,735	$1,735	$1,000	$—

The carrying amounts of accounts receivable, accounts payable, accrued expenses, capital leases and the secured promissory note approximate fair value due primarily to the short-term nature of these financial instruments.

5. STOCKHOLDERS’ EQUITY

Series A through E Convertible Preferred Stock and Warrant Financings

Between 2012 and 2015, we executed several financing transactions whereby we issued convertible preferred stock and warrants to purchase common stock to investors. As of December 31, 2016, none of the Series A through E convertible preferred stock remained outstanding. For as long as the Series A warrants remain unexercised through their expiration date, except under certain permitted circumstances, we may not issue, or enter into any agreement to issue, common stock or common stock equivalents at a price per share below the $73.65 exercise price of the Series A warrants, unless waivers from the Series A investors are obtained. Until the time that less than 7.5% of the Series B, C and E warrants remain unexercised through their expiration date, except under certain permitted circumstances, we may not issue, or enter into any agreement to issue, common stock or common stock equivalents at prices per share below the $29.55, $29.55 and $32.51 exercise prices of the Series B, C and E warrants, respectively, unless waivers from the Series B, C and E investors are obtained. In addition, until there are no longer Series A, C and E warrants outstanding, we may not sell any variable rate securities except for certain exempt issuances.

Series E Modifications

On February 4, 2016, we entered into a Series E 6% Convertible Preferred Stock Repurchase Agreement (the “Repurchase Agreement”) with the Series E Investors. Pursuant to the terms of the Repurchase Agreement, we agreed to pay each Series E Investor $300 per share of Series E Preferred Stock, or approximately $656,000, in consideration for the right to repurchase the Series E Investor’s Series E Preferred Stock at a price per share of $1,000 (the “Repurchase Price”), which was the original price per share paid by the Series E Investors for their Series E Preferred Stock in February 2015. We recognized the $656,000 payment as a deemed dividend paid to the Series E investors.

Immediately following the closing of our Series F public offering discussed below, we paid $2.2 million to the Series E Investors to repurchase all of the outstanding Series E Preferred Stock, in accordance with the terms of the Repurchase Agreement. Since almost none of the Series E Preferred Stock had converted by the time we repurchased the Series E Preferred Stock, the original $890,000 beneficial conversion feature that we recognized as a deemed dividend in 2015 was reversed as a return of capital from the Series E Preferred stockholders to the common stockholders.

Series F Convertible Preferred Stock and Warrants Financing

On March 24, 2016 (the “Series F Closing”), we closed an underwritten public offering (the “Series F Offering”) and issued 8,000 immediately separable units of securities to investors, with each unit consisting of: (i) one share of Series F convertible preferred stock (“Series F Preferred Stock”) convertible into shares of our common stock equal to 1,000 divided by the conversion price of $3.87, which was 75% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on March 18, 2016, the date we executed the underwriting agreement (“UA date”); and (ii) 258.397875 warrants, each to purchase one share of

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

our common stock at an exercise price per share equal to $5.17 (“Series F Warrants”), which was 100% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the UA date. The Series F Preferred Stock, the Series F Warrants, and the shares of common stock underlying the Series F Preferred Stock and Series F Warrants were registered on Form S-1, which was declared effective by the SEC on March 18, 2016. The Series F Preferred Stock was immediately convertible and the Series F Warrants were immediately exercisable for shares of common stock and have a term of five years. The Series F Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise. In total, there were 2,067,183 shares of common stock issuable upon conversion of the Series F Preferred Stock and up to 2,067,183 shares of common stock issuable upon exercise of the Series F Warrants. The units were sold for a purchase price equal to $1,000 per unit, resulting in gross proceeds received by us of $8.0 million. Total offering-related costs paid through December 31, 2016 were $1.1 million, resulting in net proceeds recognized of $6.9 million. Given that the effective conversion price of the Series F Preferred Stock was below the closing market price of our common stock at the time of the Series F Closing, we recognized a beneficial conversion feature in the amount of $1.9 million. Since the Series F Preferred Stock was immediately convertible into common stock, the beneficial conversion feature was treated as a deemed dividend charged to retained earnings at closing. Also, from the time of the Series F Closing through September 30, 2017, 7,986 shares of the Series F Preferred Stock have converted into 2,063,601 shares of common stock, leaving 14 shares of Series F Preferred Stock (representing 3,582 shares of common stock) unconverted.

The Series F Preferred Stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), but ranks senior to our common stock with respect to distributions upon our dissolution, liquidation or winding-up. Until the volume weighted average price of our common stock on NASDAQ exceeds 200% of the conversion price of the Series F Preferred Stock for any 20 of 30 consecutive trading days, and the daily dollar trading volume during such period exceeds $200,000 per trading day, the Series F Preferred Stock is subject to full ratchet price based anti-dilution protection, subject to certain limitations. Also, the Company can force holders of Series F Preferred Stock to convert into our common stock if the volume-weighted average price of our common stock exceeds 200% of the Series F Preferred Stock conversion price for any 20 of 30 consecutive trading days, and the daily dollar trading volume during such period exceeds $200,000 per trading day, subject to certain other conditions. The Series F investors have agreed to be subject to a blocker that would prevent each of their respective common stock ownership at any given time from exceeding 4.99% of our outstanding common stock (which may be increased on 61 days’ notice, but not above 9.99%).

The Series F Warrants have a 5-year term and have a cashless exercise provision in the event there is no effective registration statement covering the common stock issuable upon exercise of the Series F Warrants. The Series F Warrants are not subject to price based anti-dilution protection. The Series F Warrants are listed on The NASDAQ Capital Market under the trading symbol “CBMXW.” For the nine months ended September 30, 2017, 210 Series F Warrants have been exercised, generating gross proceeds to the Company of $1,086. Subsequent to September 30, 2017 through November 3, 2017, 4,900 Series F Warrants were exercised, generating gross proceeds of $25,333.

Depending on the circumstances, upon a change in control constituting a “Fundamental Transaction” (as defined in the Series F Warrants), the holders of Series F Preferred Stock may be entitled to a 30% premium and the holders of Series F Warrants may have the right to require either that the Company purchase the Series F Warrants for an amount in cash that is determined in accordance with a formula set forth in the Series F Warrants or that the successor assumes and replaces the Series F Warrants with substantially equivalent warrants of the successor.

Common Stock Purchase Warrants Repurchase Agreement

On July 11, 2016, we entered into a Common Stock Purchase Warrants Repurchase Agreement (the “Warrants Repurchase Agreement”) with the holders (the “Holders”) of our outstanding common stock purchase warrants issued in October 2012, March 2013, May 2013, June 2013, June 2014, February 2015 and April 2015 (collectively, the “Warrants”) in connection with our Series A, Series B, Series C and Series E financings. Pursuant to the terms of the Warrants Repurchase Agreement, we have agreed to repurchase such Warrants from each Holder upon execution of a “Fundamental Transaction” (as defined in such Warrants) at various negotiated prices per Warrant share as set

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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forth in the Warrants Repurchase Agreement. The Warrants Repurchase Agreement obligates us to repurchase half of such Warrants upon the announcement of a Fundamental Transaction. On July 31, 2017, we announced that we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Invitae Corporation (“Invitae”) and Coronado Merger Sub, Inc., a wholly owned subsidiary of Invitae (“Merger Sub”), pursuant to which Invitae plans to acquire us in an all-stock transaction in which Merger Sub will merge with and into us (the “Merger”). The Merger is considered a Fundamental Transaction under the Warrants Repurchase Agreement and, as a result of entering into and announcing the Merger Agreement, and pursuant to the terms of the Warrants Repurchase Agreement, we repurchased one-half of such outstanding Warrants on August 3, 2017, for approximately $230,000 of cash consideration. Under the terms of the Warrants Repurchase Agreement, we will be obligated to repurchase the remaining one-half of such Warrants for an additional $230,000 within three business days of any closing of the Merger. However, under the terms of the Merger Agreement, we are required to repurchase the remaining one-half of such Warrants at or prior to the closing of the Merger. In addition, upon any closing of the Merger, all Securities Purchase Agreements and Registration Rights Agreements associated with the original issuances of such Warrants will be terminated and the various restrictions set forth therein will no longer be of any force or effect. In the event that we do not close the Merger or any other Fundamental Transaction, for whatever reason, then the remaining one-half of such Warrants will remain issued and outstanding. See Note 7 below.

Warrants

Outstanding warrants to purchase common stock are as follows:

	Shares of Common Stock Issuable from Warrants Outstanding as of
	September 30,	December 31,	Exercise
	2017	2016	Price	Expiration
Equity-classified warrants:
March 2016	2,066,966	2,067,176	$5.17	March 2021
April 2015	50,430	100,847	$16.50	August 2020
April 2015	920	1,831	$32.51	August 2020
February 2015	23,342	46,676	$16.50	August 2020
June 2014	847	1,690	$30.90	April 2018
December 2013	388,365	388,365	$46.80	December 2018
June 2013	16,395	32,788	$29.55	June 2019
May 2013	16,395	32,788	$29.55	May 2019
March 2013	9,167	18,334	$29.55	March 2019
October 2012	5,628	11,252	$29.55	September 2018

Total	2,578,455	2,701,747

6. COMMITMENTS AND CONTINGENCIES

Executive Severance

We provide certain severance benefits such that if any of our executive officers is terminated for other than cause, death or disability, the executive will receive payments equal to three months’ base salary plus medical and dental benefits. In addition, we have implemented a Restated Executive Change of Control Severance Plan (as amended, the “Severance Plan”) that affects certain of our senior management-level employees who are classified as “Section 16 Officers” of the Company. Pursuant to the Severance Plan, if a participating employee is involuntarily terminated (other than for death, disability or for cause) or resigns for “good reason” (as defined in the Severance Plan) during the two-year period following a “change of control” (as defined in the Severance Plan) of the Company, then, subject to execution of a release of claims against the Company, the employee will be entitled to receive: (i) one-half times annual base salary (one times annual base salary for the Chief Executive Officer); (ii) immediate vesting of outstanding compensatory equity awards; and (iii) payment of COBRA premiums for the

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

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participating employee and eligible dependents for a pre-determined period of time. Payment of benefits under the Severance Plan will be limited by provisions contained in Section 409A of the U.S. Internal Revenue Code. The Severance Plan is administered by a plan administrator, which initially is the Compensation Committee of the Board of Directors. In order to participate in the Severance Plan, an eligible employee must waive any prior retention or severance agreements. The Severance Plan automatically renews annually unless terminated upon 12 months prior written notice. We expect that our Chief Executive Officer and Chief Financial Officer will receive benefits under the Severance Plan as a result of any consummation of the Merger.

Also, our Board of Directors and Compensation Committee have adopted a Transaction Bonus Plan (the “Transaction Bonus Plan”), which provides for certain bonus payments to be made, upon any consummation of a qualifying change of control transaction (as defined in the Transaction Bonus Plan) such as the Merger, to certain participants as shall be determined from time to time by the Compensation Committee of our Board of Directors. The aggregate value of the bonuses payable under the Transaction Bonus Plan shall be the greater of (i) $1,000,000 or (ii) ten percent of the net proceeds received in connection with a qualifying change of control transaction such as the Merger, and the percentage of such bonus pool awarded to each eligible participant shall be determined from time to time by our Compensation Committee.

Litigation

In 2002, we entered into a settlement agreement with Nanogen, Inc. (“Nanogen”) to settle all pending litigation between the parties. Pursuant to the terms of the settlement agreement, we agreed to make quarterly payments to Nanogen equal to 12.5% of total sales of products developed by us and our affiliates based on the patents that had been in dispute in the litigation, up to an annual maximum amount of $1.5 million. The minimum quarterly payments under the settlement agreement are $25,000 per quarter until the patents expire in 2018. Royalty expenses recognized under the agreement were $25,000 and $75,000 for both of the three and nine months ended September 30, 2017 and 2016, respectively, and are included in patent amortization and royalties in the accompanying consolidated statements of operations.

From time to time, we are subject to other claims and legal actions that arise in the ordinary course of business. We believe that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on our financial position, results of operations or cash flows. Any legal costs resulting from claims or legal actions are expensed as incurred.

7. PROPOSED MERGER WITH INVITAE CORPORATION

On July 31, 2017, we entered into the Merger Agreement with Invitae, pursuant to which Invitae plans to acquire us through an all-stock Merger. The Merger is subject to certain closing conditions, as set forth in the Merger Agreement, including, among others, obtaining certain regulatory approvals, approval from our stockholders and at least 90% participation in a Series F Warrant exchange offer being conducted by Invitae in connection with the Merger. Any Series F warrants that are exercised prior to expiration of the warrant exchange offer (including exercises contingent solely upon closing of the Merger) will be counted by Invitae towards the 90% threshold of participation.

The Merger Agreement contains certain termination rights for both us and Invitae, including, among others, if the Merger is not consummated on or before January 31, 2018 (unless due to the terminating party’s action or failure to act or SEC delay) or if the approval of our stockholders is not obtained. If the Merger Agreement is terminated by either us or Invitae as a result of a breach by the other party of any of such other party’s representations, warranties or covenants, or because the occurrence of a material adverse effect applicable to such other party was the sole failed condition to closing, or if the Merger Agreement is terminated by Invitae as a result of the failure of our stockholders to approve the Merger Agreement or as a result of an adverse change in the recommendation of our board of directors, then the defaulting party will be obligated to reimburse the other party’s third party expenses up to a maximum of $400,000. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including, among others, termination of the Merger Agreement as a result of an adverse change in the recommendation of our board of directors after receiving a bona fide alternative acquisition proposal or termination of the Merger Agreement as a result of our stockholders not approving the

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

Merger Agreement following disclosure of a bona fide acquisition proposal after which we are sold within 12 months, we may be required to pay to Invitae a termination fee of up to $1.4 million (net of any expense reimbursement previously paid).

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 31, 2017.

On September 13, 2017, Invitae filed certain registration statements with the SEC in order to register securities to be issued in the Merger and the Series F Warrant exchange offer, as amended on September 28, 2017. These registration statements were declared effective by the SEC on October 5, 2017. On October 23, 2017, we filed a proxy statement and solicitation materials regarding the Special Meeting of CombiMatrix Stockholders to be held on November 10, 2017 at 1:00 PM Pacific time in Newport Beach, California. The primary purpose of this meeting is for our stockholders to vote on the approval of the Merger and related proposals. The Series F Warrant exchange offer by Invitae is currently ongoing and will expire at 12:00 midnight, New York City time, on November 13, 2017 (one minute after 11:59 p.m., New York City time, on November 13, 2017) unless extended. Assuming that our stockholders representing a majority of our issued and outstanding common stock as of September 26, 2017 vote in favor of the Merger and assuming other closing conditions are met, we anticipate closing of the Merger to occur during the fourth quarter of 2017.